interCLICK, Inc.

The following Amendments to the By-Laws of interCLICK, Inc. (the “Company”) were adopted on September 24, 2009:

1.           The paragraphs of ARTICLE I, Section 6, entitled CONDUCT OF MEETING and VOTING are revoked and replaced with the following:

CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in the order listed and if present: the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the Chief Executive Officer, the President, a Vice President, a chairman for the meeting chosen by the Board of Directors, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. The Secretary of the corporation, or, in his absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the Chairman for the meeting shall appoint a secretary of the meeting.

VOTING. Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation and of these By-Laws, or, with respect to the issuance of Preferred Stock, in accordance with the terms of a resolution or resolutions of the Board of Directors, shall be entitled to one vote or as otherwise granted in the Certificate of Incorporation, as amended, in person or by proxy, for each share of stock entitled to vote held by such stockholder. In the election of directors, a plurality of the votes present at the meeting shall elect. Any other action shall be authorized by a majority of the votes cast except where the Certificate of Incorporation or the Delaware General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power. Voting by ballot shall not be required for corporate action except as otherwise provided by the Delaware General Corporation Law.

2.           The paragraphs of ARTICLE II, Section 4 entitled TIME, PLACE, CALL, NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER, and CHAIRMAN OF THE MEETING are revoked and replaced with the following:

TIME. Meetings shall be held at such time as fixed by the person calling the meeting.

PLACE. Meetings, both regular and special, shall be held at such place within or without the State of Delaware as shall be fixed by the person calling the meeting.

CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the Chief Executive Officer, the President, or of a majority of the directors in office.  Any of two persons who hold any position or office specified in the prior sentence may call a meeting and take any other action which the By-Laws grant to one person holding such position or office.

NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings at least twenty-four hours prior to the meeting. The notice of any meeting need not specify the purpose of the meeting. Any requirement of furnishing a notice shall be waived by any director who signs a written waiver of such notice before or after the time stated therein.

Attendance of a director at a meeting of the Board shall constitute a waiver of notice of such meeting, except when the director at the beginning of the meeting objects to the transaction of any business because the meeting is not lawfully called or convened.

CHAIRMAN OF THE MEETING. The Chairman of the Board, shall preside at all meetings. Otherwise, the Vice-Chairman of the Board, the Chief Executive Officer, the President, or any other director chosen by the Board, in that order, shall preside.

3.           ARTICLE III, Section 1, is revoked and replaced by the following:

EXECUTIVE OFFICERS.

The directors may elect or appoint a Chairman of the Board of Directors, Vice Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Accounting Officer, one or more Vice Presidents with such titles as the Board of Directors shall designate, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers as they may determine.  Any number of officers may be held by the same person.

4.  ARTICLE III, Section 5, is revoked and replaced by the following:

THE PRESIDENT.

The President shall be the Chief Operating Officer of the Corporation, and shall act whenever the Chief Executive Officer shall be unavailable.
5.      ARTICLE II, Section 8 shall be revoked and replaced by the following:

THE TREASURER.

The Treasurer shall have the care and custody of the corporate funds, and other valuable effects, including securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President and directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, the Treasurer shall give the corporation a bond for such term, in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

6.           Section 9 shall be added to ARTICLE III, and read as follows:

CHIEF FINANCIAL OFFICER.

The Chief Financial Officer shall be responsible for all matters relating to finance including all borrowings and preparation of all financial statements, be primarily responsible (together with the Chief Executive Officer or the President if there is no Chief Executive Officer) for all filings with the Securities and Exchange Commission and shall act whenever the Chief Executive Officer and the President shall be unavailable.  He shall furnish at meetings of the Board of Directors, or whenever requested, a statement of the financial condition of the Company and shall perform such other duties as the By-Laws provide or the Chief Executive Officer, the President or the Board of Directors may prescribe.

7.        Section 10 shall be added to ARTICLE III, and read as follows:

CHIEF ACCOUNTING OFFICER.

The Chief Accounting Officer, shall keep correct and complete records of account, showing accurately at all times the financial condition of the Company.  The Chief Accounting Officer may also be the Chief Financial Officer.  If the Chief Accounting Officer is not also the Chief Financial Officer, he shall provide assistance to the Chief Financial Officer and act whenever the Chief Financial Officer shall be unavailable.

8.      ARTICLE VII shall be revoked and replaced with the following:

AMENDMENTS.

The By-Laws may be amended, added to, rescinded or repealed by the Board of Directors or of the stockholders, provided that notice of the proposed change was given in the notice of the stockholder meeting.